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                                                                    Exhibit 99

                                CABOT CORPORATION

                 NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN





1.    Purpose.
      --------

      The purpose of the Cabot Corporation Non-Employee Directors' Stock Compensation Plan (the "Plan") is to advance the interests of Cabot Corporation and its stockholders by helping to attract and retain highly qualified, non-employee directors. The Plan shall be interpreted and implemented in a manner so that eligible Non-employee Directors will not fail, by reason of the Plan or its implementation, to be "disinterested persons" within the meaning of Rule 16(b)3 of the Securities Exchange Act of 1934, as such Rule and such Act may be amended.


2.    Definition.
      -----------

      Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the meanings set forth in this section:

      a. "Board of Directors" shall mean the Board of Directors of the Company.

      b. "Company" shall mean Cabot Corporation, a Delaware corporation, or its successor.

      c. "Non-employee Directors" shall mean any member of the Board of Directors who is not also an employee of the Company or any of its affiliates.

      d. "Common Stock" shall mean the shares of common stock of the Company, $1 par value per share.


3.    Shares of Common Stock Subject to the Plan.
      -------------------------------------------

      Common Stock may be shares of the Company's authorized but unissued or reacquired shares of Common Stock.


4.    Eligibility.
      ------------

      Only Non-employee Directors shall be eligible to receive shares of Common Stock under the Plan.


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5.    Awards of Common Stock.
      -----------------------

      On the date of the January meeting of the Board of Directors (or if no such meeting is held, on January 15th) in each fiscal year of the Company, the Company shall issue 400 shares of Common Stock to each Non-employee Director as a portion of his or her annual compensation received as a Non-employee Director. In the event the Director is first elected after the commencement of the fiscal year, the shares issuable to him or her shall be prorated.


6.    Adjustments.
      ------------

      In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or any other change in the capital structure of the Company, the number of shares of Common Stock to be issued hereunder shall be equitably adjusted to reflect the occurrence of such event.


7.    General Provisions.
      -------------------

     a. No Non-employee Director and no beneficiary or other person claiming under or through such Non-employee Director shall have any right, title or interest by reason of this Plan or any share of Common Stock to any particular assets of the Company. The Company shall not be required to establish any fund or make any other segregation of assets to assure the award of Common Stock hereunder.

     b. No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance or charge except by will or the law of descent and distribution.

     c. Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate for shares of Common Stock under this Plan prior to fulfillment of all of the following conditions:

            1. Any required listing or approval upon notice of issuance of such shares on any securities exchange on which the Common Stock may then be traded.


            2. Any registration or other qualification of such shares under any state or federal law or regulation or other qualification which the Board of Directors shall upon the advice of counsel deem necessary or advisable.

            3. The obtaining of any other required consent or approval or permit from any state or federal government agency.




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     d.   In no event shall the Company be required to issue a fractional share hereunder.

     e. The issuance of shares to Non-employee Directors or to their legal representatives shall be subject to any applicable taxes or other laws or regulations of the United States of America or any state or commonwealth having jurisdiction thereover.


8.    Effective date; Termination and Amendment.
      ------------------------------------------

     a. This Plan shall become effective on the date of its adoption by the Board of Directors provided, however, that any grants made under the Plan prior to its approval by the holders of a majority of the outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock of the Company voted either in person or by proxy at a duly held meeting of the stockholders of the Company shall be subject to such approval.

     b. The Plan shall terminate on the date that occurs 20 years after its effective date. The Board of Directors may also terminate the Plan or make such modifications or amendments to the Plan as it may deem advisable, provided, however, that the Board of Directors may not amend the Plan:

          (1) more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder; and

          (2) without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock entitled to vote for any of the following purposes:

               (i) increase the maximum number of shares of Common Stock which may be awarded under the Plan

               (ii) extend the period during which any shares of Common Stock may be awarded;

               (iii) change the requirements as to the classes of persons eligible to receive shares of Common Stock under the Plan;
                     or

               (iv) make any other amendment to the Plan for which approval by the stockholders of the Company is required pursuant to any applicable law or rule.


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